Exhibit 25

SECURITIES PURCHASE AND SALE AGREEMENT

Dated as of September 30, 2013

This Securities Purchase and Sale Agreement (this “Agreement”) is by and between TS 2013 LLC, a Nevada limited liability company (the “Purchaser”), on the one hand, and The Huff Alternative Fund, L.P., a Delaware limited partnership (the “Huff Alternative Fund”), and The Huff Alternative Parallel Fund, L.P., a Delaware limited partnership (the “Huff Alternative Parallel Fund” and, together with the Huff Alternative Fund, collectively the “Huff Funds”), on the other hand.

WHEREAS, the Huff Funds own securities of Circle Entertainment Inc., a Delaware corporation formerly known as FX Real Estate and Entertainment Inc. (“Circle Entertainment”); and all of such securities are described in detail on Schedule A attached to this Agreement.

WHEREAS, shares of Circle Entertainment’s common stock, par value $0.01 per share (“Circle Common Stock”), are publicly registered with the U.S. Securities and Exchange Commission and are quoted on the OTC Markets under the trading symbol “CEXE.”

WHEREAS, the Huff Funds and the Torino Parties have agreed that the Purchaser will purchase all of the Circle Entertainment securities held by the Huff Funds, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations, warranties and indemnities contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties hereto, the Purchaser and the Huff Funds, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Securities.

(a) On the terms and subject to the conditions set forth in this Agreement, at the closing described in Section 2 hereof (the “Closing”), the Purchaser shall purchase, acquire and accept from the Huff Funds, and the Huff Funds shall sell, transfer, assign and deliver to the Purchaser:

(i) the 7,781,209 shares (the “Common Shares”) of Circle Common Stock described on lines 1 and 2 of Schedule A attached hereto; and

(ii) (A) the warrants to purchase 1,041,667 shares of Circle Common Stock at an exercise price of $0.07 per share (the “$0.07 Warrants”) owned as described on lines 3 and 4 of Schedule A attached hereto, (B) the warrants to purchase 1,041,667 shares of Circle Common Stock at an exercise price of $0.08 per share (the “$0.08 Warrants”) owned as described on lines 5 and 6 of Schedule A attached hereto; and (C) the one (1) share of Circle Entertainment’s “Non-Voting Designated Preferred Stock,” par value $0.01 per share (the “Special Preferred Share”), described on line 7 of Schedule A attached hereto;

in each case free and clear of all liens, claims, security interests, options, restrictions and other encumbrances (collectively, “Liens”), except, in the case of the Special Preferred Share, for restrictions that arise under the express provisions of the Certificate of Designation filed by Circle Entertainment in 2008 with respect to the Circle Entertainment “Non-Voting Designated Preferred Stock.”  Anything to the contrary notwithstanding, the Purchaser may delegate its right to purchase the Common Shares, the $0.07 Warrants, the $0.08 Warrants and the Special Preferred Share (collectively, the “Subject Securities”) to any other person or entity, provided that no such delegation shall relieve the Purchaser of any of its obligations hereunder.

(b) As full consideration for the Subject Securities, at the Closing the Purchaser shall pay to the Huff Funds:

(i) for the Common Shares, a purchase price of $0.025 per share, or an aggregate purchase price of $194,530.23 in cash (the “Common Shares Purchase Price”); and

(ii) for the $0.07 Warrants, the $0.08 Warrants and the Special Preferred Share, a purchase price of $0.00263 per share (or, as applicable, per share purchase right), or an aggregate purchase price of $5,479.16, in cash (the “Warrants and Preferred Securities Purchase Price” and, together with the Common Shares Purchase Price, the “Aggregate Price”).

2. Closing.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174, at 10:00 a.m. on a date (the “Closing Date”) within thirty (30) days after the date of this Agreement, provided that all of the conditions contained in Section 5 hereof shall have been either satisfied or waived by the appropriate party prior to the Closing, or on such other date and at such other place and time as may be mutually agreed to by the parties hereto in writing.

3. Closing Deliveries.

3.1 Closing Deliveries by the Huff Funds.  At the Closing, the Huff Funds shall deliver or cause to be delivered to the Purchaser:

(i) Stock transfer powers with respect to all of the Common Shares, duly executed in blank by the applicable Huff Fund;

(ii) The original certificate representing the $0.07 Warrants, together with warrant transfer powers with respect to the $0.07 Warrants duly executed in blank by the applicable Huff Fund;

(iii) The original certificate representing the $0.08 Warrants, together with warrant transfer powers with respect to the $0.08 Warrants duly executed in blank by the applicable Huff Fund;

(iv) The original stock certificate representing the Special Preferred Share, together with a stock transfer power with respect to the Special Preferred Share duly executed in blank by the applicable Huff Fund; and

(v) the resignation of Bryan Bloom  as a director of Circle Entertainment, effective immediately upon delivery.

3.2 Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Huff Funds:

(i) The Aggregate Price (which equals $200,009.39) by two wire transfers of immediately available funds to the separate bank accounts of the Huff Funds as specified on Exhibit A attached hereto.

4. Representations and Warranties.

4.1 Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Huff Funds as follows:

(a) The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance of this Agreement by the Purchaser are within the powers of the Purchaser, have been duly authorized by all necessary action by and on behalf of the Purchaser, require no action with respect to the Purchaser by or in respect of, or filing with respect to the Purchaser with, any governmental body, agency or official (other than actions fully performed and filings duly made prior to the date of this Agreement), and do not contravene or constitute a default under any of the organizational documents of the Purchaser, or under any provision of applicable law or any agreement, judgment, injunction, order, decree or other instrument to which the Purchaser is a party or that is binding upon it.

(c) This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes the legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

(d) The Purchaser is acquiring the Subject Securities for its own account, for investment and not with a view to the distribution or resale thereof, except in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

(e) To the knowledge of the Purchaser, no statute, law, rule, regulation, judgment or order of any nature issued by a court or other governmental authority restrains, limits, prohibits or affects the transactions contemplated by this Agreement, and no claim, suit, action, investigation, inquiry or other proceeding by any court or other governmental authority or other person or entity is pending, or threatened, that questions the validity or legality of the transactions contemplated by this Agreement.

(f) The Purchaser has such knowledge and experience in financial and business matters and in making investments similar to the Subject Securities that it is capable of evaluating the merits and risks of purchasing the Subject Securities.

(g) The Purchaser is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(h) The Purchaser acknowledges that (i) the Huff Funds and their affiliates may be in possession of material non-public information about Circle Entertainment which information is not possessed by the Purchaser; (ii) the Huff Funds have not disclosed, and prior to the Closing will not disclose, any non-public information about Circle Entertainment to the Purchaser, and the Purchaser has not requested that any such information be disclosed to it; (iii) the Purchaser may be at a disadvantage due to a disparity of information regarding Circle Entertainment as between the Huff Funds, on the one hand, and the Purchaser, on the other hand; (iv) the Purchaser has made an independent decision to purchase the Subject Securities from the Huff Funds based on the information available to the Purchaser, which the Purchaser has determined is adequate for that purpose.

(i) The Purchaser acknowledges that the Huff Funds are relying on the representations and warranties set forth in this Section 4.1 in agreeing to sell the Subject Securities and in agreeing to the other matters set forth in this Agreement; and the Huff Funds would not enter into this Agreement in the absence of such representations and warranties.

4.2 Representations and Warranties of the Huff Funds.  Each of the Huff Funds, severally but not jointly, hereby represents and warrants to the Purchaser as follows:

(a) Such Huff Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) The execution, delivery and performance of this Agreement by such Huff Fund are within the powers of such Huff Fund, have been duly authorized by all necessary action by and on behalf of such Huff Fund, require no action with respect to such Huff Fund by or in respect of, or filing with respect to such Huff Fund with, any governmental body, agency or official (other than actions fully performed and filings duly made prior to the date of this Agreement), and do not contravene or constitute a default under any of the organizational documents of such Huff Fund, or under any provision of applicable law or any agreement, judgment, injunction, order, decree or other instrument to which such Huff Fund is a party or that is binding upon it.

(c) This Agreement has been duly authorized, executed and delivered by such Huff Fund and constitutes the legal, valid and binding agreement of such Huff Fund, enforceable against such Huff Fund in accordance with its terms.

(d) Such Huff Fund has such knowledge and experience in financial and business matters and in disposing of investments similar to the Subject Securities that it is capable of evaluating the merits and risks of selling the Subject Securities.

(e) Such Huff Fund is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

(f) To the knowledge of such Huff Fund, no statute, law, rule, regulation, judgment or order of any nature issued by a court or other governmental authority restrains, limits, prohibits or affects the transactions contemplated by this Agreement, and no claim, suit, action, investigation, inquiry or other proceeding by any court or other governmental authority or other person or entity is pending, or threatened, that questions the validity or legality of the transactions contemplated by this Agreement.

(g) The Subject Securities indentified on Schedule A attached hereto as being owned by such Huff Fund constitute all securities, rights and interests of any kind in Circle Entertainment owned or controlled by such Huff Fund and at the Closing the Purchaser will obtain good, valid and marketable title to such Subject Securities free and clear of any and all Liens.

(h) Such Huff Fund acknowledges that (i) the Purchaser and its affiliates may be in possession of material non-public information about Circle Entertainment which information is not possessed by such Huff Fund; (ii) the Purchaser has not disclosed, and prior to the Closing will not disclose, any non-public information about Circle Entertainment to such Huff Fund, and such Huff Fund has not requested that any such information be disclosed to it; (iii) such Huff Fund may be at a disadvantage due to a disparity of information regarding Circle Entertainment as between the Purchaser, on the one hand, and such Huff Fund, on the other hand; (iv) such Huff Fund has made an independent decision to sell the applicable Subject Securities to the Purchaser based on the information available to such Huff Fund, which such Huff Fund has determined is adequate for that purpose.

(i) Such Huff Fund acknowledges that the Purchaser is relying on the representations and warranties set forth in this Section 4.2 in agreeing to purchase the Subject Securities and in agreeing to the other matters set forth in this Agreement; and the Purchaser would not enter into this Agreement in the absence of such representations and warranties.

5. Closing Conditions.

5.1 Conditions to Obligations of the Purchaser at the Closing.  The obligation of the Purchaser to consummate the Closing is subject to the satisfaction of the following conditions, any of which may be waived by the Purchaser in writing:

(i) Each of the representations and warranties of the Huff Funds made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made at and as of the Closing).

(ii) No provision of any applicable law and no order or proceeding shall be in effect or pending that does or purports to prohibit or restrict any provision of this Agreement or any of the transactions contemplated hereby including the consummation of the Closing.

(iii) All actions by or in respect of, or filings by, the Huff Funds with any person, entity or governmental authority required to permit the consummation of the Closing by the Huff Funds shall have been taken or made.

5.2 Conditions to Obligations of the Huff Funds at the Closing.  The obligations of the Huff Funds to consummate the Closing are subject to the satisfaction of the following conditions, any of which may be waived by the Huff Funds in writing:

(i) Each of the representations and warranties of the Purchaser made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made at and as of the Closing).

(ii) No provision of any applicable law and no order or proceeding shall be in effect that does or purports to prohibit or restrict any provision of this Agreement or the transactions contemplated hereby including the consummation of the Closing.

(iii) All actions by or in respect of, or filings by, the Purchaser with any person, entity or governmental authority required to permit the consummation of the Closing by the Purchaser shall have been taken or made.

6. Other Covenants; Certain Interpretive Matters.

6.1 Confidentiality.  Each of the parties hereto shall keep all of the terms and provisions of this Agreement completely confidential, and shall not disclose any such information to anyone other than such party’s professional representatives (i.e., attorneys, accountants and financial advisors) who have been informed of and have agreed to abide by this confidentiality obligation; provided, however, that a party may make such disclosures as it reasonably believes, upon advice of counsel, it is required to disclose by law, rule or regulation.

6.2 Further Actions and Assurances.  From time to time after the execution and delivery of this Agreement and the Closing, each of the parties hereto shall take all such further actions, and execute and deliver all such further documents and instruments, as the other party may reasonably request in order to give full effect to the matters contemplated in this Agreement.  Without limiting the foregoing, the Purchaser and the Huff Funds shall notify Circle Entertainment of the sale and purchase of the Subject Securities promptly after the Closing, and shall provide Circle Entertainment and its transfer agent with all necessary and appropriate documentation to register the Subject Securities (as applicable) in the name of the Purchaser or its designee or designees.

6.3 Specific Performance.  Each of the parties hereto would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached in any respect.  Therefore, in addition to any other remedy to which a party hereto may be entitled pursuant the terms hereof or under applicable law, each party shall be entitled to an injunction or injunctions to prevent or remedy a breach of this Agreement by any other party or to enforce specifically this Agreement and the terms and provisions hereof, in each case without any requirement to post a bond or to demonstrate actual or irreparable harm.

6.4 Survival of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder.

6.5 Headings.  The subject headings of the sections and subsections of this Agreement are included for convenience only and shall not affect construction or interpretation of any of its provisions.

6.6 Joint Drafting.  This Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel.  This Agreement shall not be construed more strictly against one or more parties than against any other party.

7. Purchaser Indemnification of Huff Funds.

(a) Pursuant to the provisions of this Section 7, the Purchaser will defend, indemnify and hold harmless each of the Huff Funds, and its respective equityholders, directors, officers, successors or assigns (collectively, the “Huff Indemnitees”), from and against all losses, liabilities, demands, claims, or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’ investigators’ and experts’ fees and expenses) (“Damages”) sustained or incurred by such person arising from or related to: (i)  any claim or proceeding brought by any party (other than an affiliate of, or investor in, either of the Huff Funds) alleging that this Agreement is unlawful, in any way inequitable or provides the Purchaser inadequate consideration for any consideration given or deemed given in connection with the transactions in connection with this Agreement; or (ii)  any breach by the Purchaser of any of its representations and warranties set in this Agreement.  All claims for indemnification hereunder shall be asserted and resolved pursuant to the procedures set forth in Section 7(b), Section 7(c), Section 7(d), Section 7(e) and Section 7(f) hereof.

(b) In the event that any written claim or demand for which the Purchaser would be liable is asserted against or sought to be collected from any Huff Indemnitee by a third party, the applicable Huff Indemnitee shall promptly, but in no event more than 30 days following the Huff Indemnitee’s receipt of such claim or demand, notify the Purchaser of such claim or demand and furnish all information regarding such claim or demand reasonably available to the Huff Indemnitee (the “Claim Notice”).  The failure of a Huff Indemnitee to provide timely notice of the existence of a third party claim or demand to the Purchaser shall not diminish or impair the obligation of the Purchaser to indemnify under this Section 7 except to the extent such failure damages the Purchaser or prejudices the ability of the Purchaser to defend the claim or demand.  The Purchaser shall have 21 days from the delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Huff Indemnitee (a) whether or not the Purchaser disputes the obligation of the Purchaser to indemnify the Huff Indemnitee hereunder with respect to such claim or demand and (b) whether or not the Purchaser desires to defend the Huff Indemnitee against such claim or demand.  All costs and expenses incurred by the Purchaser in defending such claim or demand shall be a liability of, and shall be paid by, the Purchaser.

(c) In the event that the Purchaser notifies the applicable Huff Indemnitee within the Notice Period that it desires to defend the Huff Indemnitee against such claim or demand and except as hereinafter provided, the Purchaser shall have the right to defend the Huff Indemnitee, provided that the Purchaser shall conduct the defense of such claim or demand with reasonable diligence.

(d) All costs and expenses incurred by the Purchaser in defending such claim or demand, and all reasonable costs and expenses incurred by the applicable Huff Indemnitee in defending such claim or demand if the Purchaser fails to notify the Huff Indemnitee of the Purchaser’s election to defend the claim or demand within the Notice Period, shall be a liability of, and shall be paid by, the Purchaser.

(e) Each of the Huff Indemnitees and the Purchaser shall cooperate with each other and render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or demand.  The party in charge of the defense shall keep the other party reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  Except as otherwise provided herein, if any Huff Indemnitee desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

(f) In the event that the Purchaser does not defend the claim (whether because of a failure to deliver a timely notice as provided above, or a failure to conduct the defense or settlement with reasonable diligence or otherwise), the applicable Huff Indemnitee may settle, compromise or defend a claim or demand at the sole expense of the Purchaser.  The Purchaser shall not, without the prior written consent of the Huff Indemnitee, settle, compromise or offer to settle or compromise any such claim or demand unless such settlement or compromise (i) unconditionally releases the Huff Indemnitee from all liabilities and obligations with respect to such claim or demand and (ii) results in the dismissal with prejudice of any litigation or other proceeding with respect to such claim or demand, in each case for the benefit of the Huff Indemnitee.

8. Miscellaneous.

(a) Entire Agreement; Modifications; Waivers.  This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings of the parties with respect to such subject matter.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  Neither any waiver by any party of any condition, nor any breach of any provision, term, covenant, representation or warranty, contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

(b) Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing (including email or similar writing) and shall be effective:  (i) on the date of delivery if delivered personally on  party to whom notice is to be given; (ii) on the date of delivery if provided by email if property received at designated email address; (iii) on  the fifth (5th) day after mailing if mailed to  party to whom notice is to be given, by overnight courier delivery and addressed as detailed below; or (iv) if given by any other means, when actually delivered at such address:

If to the Purchaser:

TS 2013 LLC
70 East 55th Street
New York, New York 10022
E-Mail: mnelson@circlexe.com
Facsimile:
Attention:  Mitchell J. Nelson, Esq.

With copies to:

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
E-Mail:  timothy.kahler@troutmansanders.com
Facsimile:  (212) 704-5948
Attn:    Timothy I. Kahler, Esq.

If to The Huff Funds:

The Huff Alternative Fund, L.P.
The Huff Alternative Parallel Fund, L.P.
67 Park Place
Morristown, New Jersey 07960
E-Mail: beb@huffcompanies.com
Facsimile: (973) 984-5818
Attention: Bryan Bloom, Esq.

With copies to:

Dennis J. Drebsky
Nixon Peabody LLP
437 Madison Avenue
New York, New York 10022
E-Mail: ddrebsky@nixonpeabody.com
Facsimile: 866-678-8786

Any party may change its address for purposes of this section by giving the other parties written notice of a new address in a manner set forth above.

(c) Severability.  If any provision of this Agreement is, for any reason, invalid or unenforceable, the remaining provisions of this Agreement shall nevertheless be valid and enforceable and will remain in full force and effect.  Any provision of this Agreement that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to  extent necessary to make it valid and enforceable and is so modified will remain in full force and effect.

(d) Successors and Assigns.  This Agreement is binding on and shall inure to the benefit of each party hereto and its respective successors and permitted assigns.  This Agreement may not be transferred or assigned without the express written consent of the other parties hereto, which consent may be denied in the sole discretion of such other parties for any reason or no reason whatsoever.

(e) Governing Law; Jurisdiction; Jury Trial Waiver, Etc.  This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Law of the State of New York, other than any provisions thereof that would result in the application of the Law of any other jurisdiction.  Every action or proceeding of any kind seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in a New York Court (as hereinafter defined), and each of the parties consents to the sole and exclusive jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party in accordance with the procedures for notices provided in Section 8(b) hereof.  Each of the parties irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or the transactions contemplated hereby.  “New York Court” means the courts of the state of New York that preside in the county of New York (i.e., in the Borough of Manhattan), or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and in each case the respective appellate courts as necessary or applicable.  Each party hereby irrevocably waives its rights to a jury trial of any claim or cause of action arising out of or relating to this Agreement or the Release.

(f) Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which, taken together, will constitute one and the same instrument.  Photocopies and facsimile signatures will be treated in all respects as original signatures for all purposes herein.

(g) Expenses.  Each of the parties hereto shall pay or cause to be paid the fees and expenses incurred by it and its affiliates in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

TS 2013 LLC
By:	Onirot Living Trust dated 6/20/2000
(Member)

By:	/s/ Brett Torino
Brett Torino, Trustee

THE HUFF ALTERNATIVE FUND, L.P.
By:	WRH Partners II, LLC, its General Partner

By:	/s/ Bryan Bloom
Name: Bryan Bloom
Title: Counsel

THE HUFF ALTERNATIVE PARALLEL FUND, L.P.
By:	WRH Partners II, LLC, its General Partner

By:	/s/ Bryan Bloom
Name: Bryan Bloom
Title: Counsel

SCHEDULE A

Circle Entertainment Inc.
Securities Owned by the Huff Funds

	Description of Security	Name of Owner	Number of Securities
1.	Common Stock, par value $0.01 per share	The Huff Alternative Fund, L.P.	6,594,624 shares
2.	Common Stock, par value $0.01 per share	The Huff Alternative Parallel Fund, L.P.	1,186,585 shares
3.	Warrants to purchase shares of Common Stock at an exercise price of $0.07 per share	The Huff Alternative Fund, L.P.	Warrant to purchase 1,019,269 shares
4.	Warrants to purchase shares of Common Stock at an exercise price of $0.07 per share	The Huff Alternative Parallel Fund, L.P.	Warrant to purchase 22,398 shares
5.	Warrants to purchase shares of Common Stock at an exercise price of $0.08 per share	The Huff Alternative Fund, L.P.	Warrant to purchase 1,019,269 shares
6.	Warrants to purchase shares of Common Stock at an exercise price of $0.08 per share	The Huff Alternative Parallel Fund, L.P.	Warrant to purchase 22,398 shares
7.	Non-Voting Designated Preferred Stock, par value $0.01 per share	The Huff Alternative Fund, L.P.	One (1) share